Exhibit 99.1

News Release
Republic First Bancorp, Inc.
January 22, 2018

REPUBLIC FIRST BANCORP, INC. REPORTS 80% INCREASE IN NET INCOME
AND DEPOSIT GROWTH OF 23%

Philadelphia, PA, January 22, 2018 (GLOBE NEWSWIRE) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced its financial results for the period ended December 31, 2017.

	Twelve Months Ended
($ in millions, except per share data)	12/31/17	12/31/16	% Change

Assets	$2,322.3	$1,923.9	21%
Loans	1,162.3	965.0	20%
Deposits	2,063.3	1,677.7	23%
Total Revenue	$90.9	$69.5	31%
Net Income	8.9	4.9	80%
Net Income per Diluted Share	$0.15	$0.12	25%

Vernon W. Hill, II, Chairman of Republic First Bancorp said:

"2017 was another tremendous year for 'The Power of Red is Back' growth campaign. Deposits and loans continued to grow at exceptional rates. Our store network expanded to twenty-three convenient locations and we solidified our position as one of the top residential mortgage lenders in our market through the successful integration of the Oak Mortgage team. I am excited over the opportunities we see in 2018 and beyond to build on the success achieved to this point. We are clearly giving customers a reason to Love Their Bank Again."

Harry D. Madonna, President and Chief Executive Officer of Republic First Bancorp added:

"The momentum of our expansion strategy continues to build as we attract new FANS throughout our footprint. We believe we've put ourselves in perfect position to capitalize on opportunities that arise as our competition continues to alienate customers with declining levels of service, higher fees and fewer locations. In addition, the reduction in the corporate tax rate included in Tax Cuts and Jobs Act of 2017 will result in a significant benefit for us in the years to come. We intend on utilizing the savings generated by this Act to invest in our growth and expansion which will result in the creation of new jobs, improvements in technology and the ability to further contribute to the communities which we serve."

Highlights for the Period Ended December 31, 2017

•
Net income increased by 80% to $8.9 million, or $0.15 per share, for the twelve months ended December 31, 2017 compared to $4.9 million, or $0.12 per share, for the twelve months ended December 31, 2016. The Company continues to open new stores and increase net income despite the additional costs associated with the expansion strategy.

•
Net Income was $2.7 million, or $0.05 per share, in the fourth quarter of 2017 compared to $2.3 million, or $0.04 per share, in the third quarter of 2017 and $1.5 million, or $0.03 per share, in the fourth quarter of 2016. Earnings in the fourth quarter of 2017 were impacted two significant and infrequent events, as described below.

•
The Company reversed its deferred tax asset valuation allowance during the fourth quarter of 2017 resulting in an increase in net income of $2.9 million, or $0.05 per share, during the period. This entry factors in the impact of the new corporate tax rate under the Tax Cuts and Jobs Act signed into law on December 22, 2017.

•
Earnings in the fourth quarter of 2017 were also impacted by a $2.2 million write-down related to the Company's largest non-performing asset included in OREO. Management's decision to aggressively pursue a resolution for this asset resulted in the execution of an agreement of sale a required reduction in the carrying value.

•	Total deposits increased by $386 million, or 23%, to $2.1 billion as of December 31, 2017 compared to $1.7 billion as of December 31, 2016.

•	The fastest growing segment of the Company's deposit base is non-interest bearing demand deposits. These balances grew by 35% to $439 million during 2017.

•
New stores opened since the beginning of the "Power of Red is Back" expansion campaign are currently growing deposits at an average rate of $27 million per year. The average deposit growth for all stores over the last twelve months was approximately $20 million per store.

•
A new store was recently opened Fairless Hills, PA launching our expansion into Bucks County. Four new stores have been opened over the last twelve months, increasing the total store count to twenty-three locations. Six additional store openings are planned for 2018.

•	Total assets increased by $398 million, or 21%, to $2.3 billion as of December 31, 2017 compared to $1.9 billion as of December 31, 2016.

•	Total loans grew $197 million, or 20%, to $1.2 billion as of December 31, 2017 compared to $965 million at December 31, 2016.

•	Asset quality continues to improve. The ratio of non-performing assets to total assets declined to 0.94% as of December 31, 2017 compared to 1.51% as of December 31, 2016.

•	The Company's residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. Oak originated over $378 million in loans during 2017.

•	Meeting the needs of small business customers continued to be an important part of the Company's lending strategy. More than $51 million in new SBA loans were originated during 2017.

•	The Company's Total Risk-Based Capital ratio was 16.70% and Tier I Leverage Ratio was 10.64% at December 31, 2017.

•	Book value per common share increased to $3.97 as of December 31, 2017 compared to $3.79 as of December 31, 2016.

Income Statement

The major components of the income statement are as follows (dollars in thousands, except per share data):

Three Months Ended	Twelve Months Ended
12/31/17	12/31/16	% Change	12/31/17	12/31/16	% Change

Total Revenue	$24,421	$19,363	26%	$90,946	$69,539	31%
Provision for Loan Losses	400	-	100%	900	1,557	(42%)
Non-interest Expense	21,622	15,970	35%	75,276	56,293	34%
Income (Loss) Before Taxes	(143)	1,447	(110%)	5,986	4,826	24%
Provision (Benefit) for Taxes	(2,881)	(50)	n/	m	(2,919)	(119)	n/	m
Net Income	2,738	1,497	83%	8,905	4,945	80%
Net Income per Diluted Share	$0.05	$0.03	67%	$0.15	$0.12	25%

The Company reported net income of $2.7 million, or $0.05 per diluted share, for the three month period ended December 31, 2017, compared to net income of $1.5 million, or $0.03 per diluted share, for the three month period ended December 31, 2016. Net income for the twelve month period ended December 31, 2017 was $8.9 million, or $0.15 per diluted share, compared to net income of $4.9 million, or $0.12 per diluted share, for the twelve months ended December 31, 2016. Net income in the fourth quarter of 2017 was impacted by two significant and infrequent events described in the following paragraphs.

On December 22, 2017, the Tax Cuts and Jobs Act was signed into law which included a reduction in the corporate tax rate from 35% to 21%. As a result of the change in the tax rate, the value of the Company's existing deferred tax assets will permanently decrease by $7.7 million. A charge for this impairment was recorded during the fourth quarter. However, the Company has carried a valuation allowance against its deferred tax assets for the last several years. During the fourth quarter, management determined that the valuation allowance was no longer required and recorded an entry to reverse the $10.6 million valuation allowance. The combination of these two entries resulted in the recognition of a net tax benefit and increase in earnings in the amount of $2.9 million during the fourth quarter.

Earnings in the fourth quarter were also impacted by a writedown of $2.2 million against the Company's largest non-performing asset. Management's decision to aggressively pursue a resolution for a property held in the other real estate owned portfolio resulted in the execution of an agreement of sale and a required reduction in the carrying value. Closing on the sale is expected to occur during the first quarter of 2018.

Total revenue increased by $5.1 million, or 26%, to $24.4 million for the three month period ended December 31, 2017, compared to $19.4 million for the three month period ended December 31, 2016. This increase is primarily attributable to higher interest income as a result of the strong growth in interest-earning assets over the last twelve months driven by the Company's "Power of Red is Back" expansion program.

Non-interest income increased to $5.0 million for the three month period ended December 31, 2017 compared to $4.7 million for the three month period ended December 31, 2016.

Non-interest expenses increased by $5.7 million, or 35%, to $21.6 million during the three month period ended December 31, 2017 compared to $16.0 million during the three months ended December 31, 2016. This increase was primarily driven by the addition of expenses related to the "Power of Red is Back" growth and expansion strategy. Salary and employee benefit costs were higher at the Bank as a result of annual merit increases along with increased staffing levels related to our growth strategy. Three new stores were opened during 2017. The Company now has twenty-three store locations. Occupancy and equipment expenses associated with the growth strategy also contributed to the increase in non-interest expenses. In addition, the writedown of $2.2 million related to an OREO property described earlier also contributed to the increase in non-interest expenses.

Balance Sheet

The major components of the balance sheet are as follows (dollars in thousands):

Description	12/31/17	12/31/16	% Change	09/30/17	% Change

Total assets	$2,322,347	$1,923,931	21%	$2,141,563	8%
Total loans (net)	1,153,679	955,817	21%	1,087,147	6%
Total deposits	2,063,295	1,677,670	23%	1,885,405	9%
Total core deposits	2,043,816	1,677,403	22%	1,876,840	9%

Total assets increased by $398 million, or 21%, as of December 31, 2017 when compared to December 31, 2016.  Deposits grew by $386 million to $2.1 billion as of December 31, 2017 compared to $1.7 billion as of December 31, 2016. Non-interest bearing demand deposit balances increased by 35% during 2017. The number of deposit accounts has also grown by 35% during the past twelve months. The strong growth in assets, loans and deposits has been driven by the addition of new stores and the successful execution of the Company's aggressive growth strategy referred to as "The Power of Red is Back."

Core Deposits

Core deposits by type of account are as follows (dollars in thousands):

Description	12/31/17	12/31/16	% Change	09/30/17	% Change	4th Qtr 2017 Cost of Funds

Demand noninterest-bearing	$438,500	$324,912	35%	$398,794	10%	0.00%
Demand interest-bearing	807,736	605,950	33%	745,878	8%	0.48%
Money market and savings	700,321	635,644	10%	619,265	13%	0.54%
Certificates of deposit	97,259	110,897	(12%)	112,903	(14%)	1.04%
Total core deposits	$2,043,816	$1,677,403	22%	$1,876,840	9%	0.43%

Core deposits increased by 22% to $2.0 billion at December 31, 2017 compared to $1.7 billion at December 31, 2016 as the Company moves forward with its growth strategy to increase the number of stores and expand its banking model which focuses on high levels of customer service and convenience and drives the gathering of low-cost, core deposits. On a percentage basis, the Company recognized strongest growth in non-interest bearing demand deposit balances year over year as a result of the successful execution of its strategy.

Lending

Loan balances by type are as follows (dollars in thousands):

Description	12/31/17	% of Total	12/31/16	% of Total	09/30/17	% of Total

Commercial real estate	$433,304	37%	$378,519	40%	$415,532	38%
Construction and land development	104,617	9%	61,453	5%	93,657	8%
Commercial and industrial	173,343	15%	174,744	20%	163,085	15%
Owner occupied real estate	309,838	27%	276,986	28%	297,880	27%
Consumer and other	76,412	7%	63,588	6%	71,867	7%
Residential mortgage	64,764	5%	9,682	1%	53,384	5%
Gross loans	$1,162,278	100%	$964,972	100%	$1,095,405	100%

Gross loans increased by $197 million, or 20%, to $1.2 billion at December 31, 2017 compared to $965 million at December 31, 2016 as a result of the steady growth in quality loan demand over the last twelve months and continued success with the relationship banking model. The Company experienced strongest growth in commercial real estate, residential mortgages and the owner occupied categories.

Asset Quality

The Company's non-performing asset balances and asset quality ratios are highlighted below:

	Three Months Ended
	12/31/17	09/30/17	12/31/16

Non-performing assets / capital and reserves	9%	10%	13%
Non-performing assets / total assets	0.94%	1.07%	1.51%
Quarterly net loan charge-offs / average loans	0.02%	0.43%	0.12%
Allowance for loan losses / gross loans	0.74%	0.75%	0.95%
Allowance for loan losses / non-performing loans	58%	60%	48%

The percentage of non-performing assets to total assets decreased to 0.94% at December 31, 2017, compared to 1.51% at December 31, 2016. One of the Company's largest non-performing loan relationships has been restructured and returned to performing status during 2017. In addition, the Company's largest asset held in other real estate owned was written down during the fourth quarter of 2017 as a result of the Company's decision to aggressively pursue the sale of this asset.  The ratio of non-performing assets to capital and reserves decreased to 9% at December 31, 2017 compared to 13% at December 31, 2016.

Capital

The Company's capital ratios at December 31, 2017 were as follows:

	Actual 12/31/17	Regulatory Guidelines "Well Capitalized"

Leverage Ratio	10.64%	5.00%
Common Equity Ratio	14.75%	6.50%
Tier 1 Risk Based Capital	16.13%	8.00%
Total Risk Based Capital	16.70%	10.00%
Tangible Common Equity	9.56%	n/a

Total shareholders' equity increased to $226 million at December 31, 2017 compared to $215 million at December 31, 2016. Book value per common share increased to $3.97 at December 31, 2017 compared to $3.79 per share at December 31, 2016.  The Company completed a common stock offering in the amount of $100 million during the fourth quarter of 2016.

About Republic Bank

Republic Bank, a subsidiary of Republic First Bancorp, Inc., is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its twenty-three store locations in the Greater Philadelphia and Southern New Jersey market place.  Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with the most convenient hours compared to any bank in its market.  The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its wholly owned subsidiary, Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral "forward-looking statements", including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  For example, risks and uncertainties can arise with changes in: general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system; the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; our securities portfolio and the valuation of our securities; accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.  You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2016 and other documents the Company files from time to time with the Securities and Exchange Commission. The words "would be," "could be," "should be," "probability," "risk," "target," "objective," "may," "will," "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO (215) 735-4422

Republic First Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,	September 30,	December 31,
(dollars in thousands, except per share amounts)	2017	2017	2016

ASSETS
Cash and due from banks	$36,073	$27,181	$19,830
Interest-bearing deposits and federal funds sold	25,869	71,601	14,724
Total cash and cash equivalents	61,942	98,782	34,554

Securities - Available for sale	464,430	377,757	369,739
Securities - Held to maturity	472,213	416,987	432,499
Restricted stock	1,918	1,678	1,366
Total investment securities	938,561	796,422	803,604

Loans held for sale	45,700	41,711	28,065

Loans receivable	1,162,278	1,095,405	964,972
Allowance for loan losses	(8,599)	(8,258)	(9,155)
Net loans	1,153,679	1,087,147	955,817

Premises and equipment	74,947	71,715	57,040
Other real estate owned	6,966	9,169	10,174
Other assets	40,552	36,617	34,677

Total Assets	$2,322,347	$2,141,563	$1,923,931

LIABILITIES
Non-interest bearing deposits	$438,500	$398,794	$324,912
Interest bearing deposits	1,624,795	1,486,611	1,352,758
Total deposits	2,063,295	1,885,405	1,677,670

Subordinated debt	21,681	21,663	21,881
Other liabilities	10,911	9,293	9,327

Total Liabilities	2,095,887	1,916,361	1,708,878

SHAREHOLDERS' EQUITY
Common stock - $0.01 par value	575	575	573
Additional paid-in capital	256,285	255,752	253,570
Accumulated deficit	(18,983)	(21,721)	(27,888)
Treasury stock at cost	(3,725)	(3,725)	(3,725)
Stock held by deferred compensation plan	(183)	(183)	(183)
Accumulated other comprehensive loss	(7,509)	(5,496)	(7,294)

Total Shareholders' Equity	226,460	225,202	215,053

Total Liabilities and Shareholders' Equity	$2,322,347	$2,141,563	$1,923,931

Republic First Bancorp, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, except per share amounts)	2017	2017	2016	2017	2016

INTEREST INCOME
Interest and fees on loans	$13,576	$12,989	$10,826	$50,094	$41,787
Interest and dividends on investment securities	5,568	4,752	3,636	20,178	11,967
Interest on other interest earning assets	265	181	174	577	473
Total interest income	19,409	17,922	14,636	70,849	54,227

INTEREST EXPENSE
Interest on deposits	2,222	1,872	1,650	7,418	5,669
Interest on borrowed funds	320	338	296	1,366	1,194
Total interest expense	2,542	2,210	1,946	8,784	6,863

Net interest income	16,867	15,712	12,690	62,065	47,364
Provision for loan losses	400	-	-	900	1,557

Net interest income after provision for loan losses	16,467	15,712	12,690	61,165	45,807

NON-INTEREST INCOME
Service fees on deposit accounts	1,084	1,067	748	3,904	2,658
Mortgage banking income	2,619	3,159	2,657	11,170	5,062
Gain on sale of SBA loans	1,063	831	769	3,378	4,981
Gain (loss) on sale of investment securities	(85)	-	-	(146)	656
Other non-interest income	331	721	553	1,791	1,955
Total non-interest income	5,012	5,778	4,727	20,097	15,312

NON-INTEREST EXPENSE
Salaries and employee benefits	10,159	9,829	8,268	37,959	28,602
Occupancy and equipment	2,947	3,064	2,424	11,774	9,627
Legal and professional fees	953	610	560	2,877	2,039
Foreclosed real estate	2,388	746	572	4,092	2,182
Regulatory assessments and related fees	359	355	402	1,367	1,413
Other operating expenses	4,816	4,561	3,744	17,207	12,430
Total non-interest expense	21,622	19,165	15,970	75,276	56,293

Income (loss) before benefit for income taxes	(143)	2,325	1,447	5,986	4,826

Provision (benefit) for income taxes	(2,881)	4	(50)	(2,919)	(119)

Net income	$2,738	$2,321	$1,497	$8,905	$4,945

Net Income per Common Share
Basic	$0.05	$0.04	$0.03	$0.16	$0.13
Diluted	$0.05	$0.04	$0.03	$0.15	$0.12

Average Common Shares Outstanding
Basic	56,988	56,974	43,456	56,933	39,281
Diluted	58,360	58,314	44,317	58,250	39,865

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the three months ended			For the three months ended			For the three months ended
(dollars in thousands)	December 31, 2017			September 30, 2017			December 31, 2016

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$82,918	$265	1.27%	$56,316	$181	1.28%	$135,214	$174	0.51%
Securities	888,862	5,616	2.53%	765,678	4,805	2.51%	649,649	3,731	2.30%
Loans receivable	1,171,771	13,743	4.65%	1,115,920	13,136	4.67%	970,391	10,965	4.50%
Total interest-earning assets	2,143,551	19,624	3.63%	1,937,914	18,122	3.71%	1,755,254	14,870	3.37%

Other assets	126,904			122,513			104,225

Total assets	$2,270,455			$2,060,427			$1,859,479

Interest-bearing liabilities:

Demand non interest-bearing	$421,841			$381,380			$325,495
Demand interest-bearing	776,203	945	0.48%	692,423	772	0.44%	613,828	617	0.40%
Money market & savings	693,684	942	0.54%	613,506	788	0.51%	629,646	716	0.45%
Time deposits	120,067	335	1.11%	109,878	312	1.13%	110,488	317	1.14%
Total deposits	2,011,795	2,222	0.44%	1,797,187	1,872	0.41%	1,679,457	1,650	0.39%

Total interest-bearing deposits	1,589,954	2,222	0.55%	1,415,807	1,872	0.52%	1,353,962	1,650	0.48%

Other borrowings	23,621	320	5.37%	30,220	338	4.44%	21,913	296	5.37%

Total interest-bearing liabilities	1,613,575	2,542	0.63%	1,446,027	2,210	0.61%	1,375,875	1,946	0.56%
Total deposits and
other borrowings	2,035,416	2,542	0.50%	1,827,407	2,210	0.48%	1,701,370	1,946	0.46%

Non interest-bearing liabilities	9,560			9,179			10,965
Shareholders' equity	225,479			223,841			147,144
Total liabilities and
shareholders' equity	$2,270,455			$2,060,427			$1,859,479

Net interest income		$17,082			$15,912			$12,924
Net interest spread			3.00%			3.10%			2.81%

Net interest margin			3.16%			3.26%			2.93%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the twelve months ended			For the twelve months ended
(dollars in thousands)	December 31, 2017			December 31, 2016

		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other
interest-earning assets	$48,148	$577	1.20%	$92,452	$473	0.51%
Securities	811,269	20,466	2.52%	506,545	12,346	2.44%
Loans receivable	1,090,851	50,687	4.65%	936,492	42,304	4.52%
Total interest-earning assets	1,950,268	71,730	3.68%	1,535,489	55,123	3.59%

Other assets	115,770			96,902

Total assets	$2,066,038			$1,632,391

Interest-bearing liabilities:

Demand non interest-bearing	$372,171			$284,326
Demand interest-bearing	687,586	3,020	0.44%	510,745	2,088	0.41%
Money market & savings	629,464	3,160	0.50%	586,750	2,639	0.45%
Time deposits	110,952	1,238	1.12%	89,713	942	1.05%
Total deposits	1,800,173	7,418	0.41%	1,471,534	5,669	0.39%

Total interest-bearing deposits	1,428,002	7,418	0.52%	1,187,208	5,669	0.48%

Other borrowings	35,429	1,366	3.86%	27,471	1,194	4.35%

Total interest-bearing liabilities	1,463,431	8,784	0.60%	1,214,679	6,863	0.57%
Total deposits and
other borrowings	1,835,602	8,784	0.48%	1,499,005	6,863	0.46%

Non interest-bearing liabilities	8,942			8,867
Shareholders' equity	221,494			124,519
Total liabilities and
shareholders' equity	$2,066,038			$1,632,391

Net interest income		$62,946			$48,260
Net interest spread			3.08%			3.02%

Net interest margin			3.23%			3.14%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Summary of Allowance for Loan Losses and Other Related Data
(unaudited)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands)	2017	2017	2016	2017	2016

Balance at beginning of period	$8,258	$9,454	$9,453	$9,155	$8,703

Provision charged to operating expense	400	-	-	900	1,557
	8,658	9,454	9,453	10,055	10,260

Recoveries on loans charged-off:
Commercial	1	52	1	119	169
Consumer	-	-	2	1	2
Total recoveries	1	52	3	120	171

Loans charged-off:
Commercial	(19)	(1,243)	(290)	(1,523)	(1,265)
Consumer	(41)	(5)	(11)	(53)	(11)

Total charged-off	(60)	(1,248)	(301)	(1,576)	(1,276)

Net charge-offs	(59)	(1,196)	(298)	(1,456)	(1,105)

Balance at end of period	$8,599	$8,258	$9,155	$8,599	$9,155

Net charge-offs as a percentage of
average loans outstanding	0.02%	0.43%	0.12%	0.13%	0.12%

Allowance for loan losses as a percentage
of period-end loans	0.74%	0.75%	0.95%	0.74%	0.95%

Republic First Bancorp, Inc.
Summary of Non-Performing Loans and Assets
(unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2017	2017	2017	2017	2016

Non-accrual loans:
Commercial real estate	$13,973	$10,140	$17,703	$17,695	$17,758
Consumer and other	872	880	817	834	836
Total non-accrual loans	14,845	11,020	18,520	18,529	18,594

Loans past due 90 days or more
and still accruing	-	2,730	293	-	302

Total non-performing loans	14,845	13,750	18,813	18,529	18,896

Other real estate owned	6,966	9,169	9,909	9,944	10,174

Total non-performing assets	$21,811	$22,919	$28,722	$28,473	$29,070

Non-performing loans to total loans	1.28%	1.26%	1.76%	1.81%	1.96%

Non-performing assets to total assets	0.94%	1.07%	1.41%	1.45%	1.51%

Non-performing loan coverage	57.93%	60.06%	50.25%	49.55%	48.45%

Allowance for loan losses as a percentage
of total period-end loans	0.74%	0.75%	0.89%	0.89%	0.95%

Non-performing assets / capital plus
allowance for loan losses	9.28%	9.82%	12.39%	12.52%	12.97%